Exhibit 10.10

June 23, 2016

Nasym Afsari

General Counsel

Re: Executive Compensation Package

Dear Nasym:

The board of directors (the “Board”) of Montrose Environmental Group, Inc (the “Company”) has approved an executive compensation package for you which is summarized herein. In addition to company benefit plans offered to you from time to time by the Company, you shall be eligible for the following compensation package:

Base Compensation: $225,000 per year

Cash Bonus Program: The cash bonus program you are eligible for has been separately approved by the Board and all payments thereunder remain subject to Board approval.

IPO/Change in Control Cash Bonus Amount: $500,000 shall be payable to you in cash upon the occurrence of a change in control or effectiveness of an Initial Public Offering of the Company. A change in control shall be defined as set forth in the Company’s equity incentive plan.

Equity Incentive Award: You will be granted 6,265 new options under the Company’s equity incentive program, which shall be updated upon approval by the Board and requisite shareholders to increase the number of options available for grant. The options shall vest over a four year period, with 50% vesting at the second anniversary of the vesting start date and the remaining 50% vesting at the fourth anniversary of the vesting start date. The vesting start date shall be the vesting start date of options you received in 2015. The options shall fully accelerate upon a change in control of the Company (not including an Initial Public Offering) as set forth in the Montrose Environmental Group, Inc. 2013 Amended and Restated Stock Option Plan. All options previously granted to you in 2015 shall be cancelled. Any options previously granted to you in 2014 shall remain in place, subject to the terms thereof (including acceleration upon change of control or Initial Public Offering of the Company).

Severance Upon Termination Without Cause Following a Change in Control: If you are terminated without cause or terminate your employment for good reason within twelve (12) months following a change in control of the Company, you shall be entitled to receive severance in the amount of one year of your then-current base salary, which may be payable in lump sum or as continued compensation during the 12 month severance period, as determined by the Company.

We look forward to your continued success with Montrose.

Regards,

/s/ Richard Perlman

Richard Perlman

Chairman of the Board

Montrose Environmental Group, Inc.

Global Headquarters 1 Park Plaza Suite 1000 Irvine, CA 92614	T: 949.988.3500 F: 949.988.3514 info@montrose-env.com www.montrose-env.com